Exhibit 10.14

ALIEN TECHNOLOGY CORPORATION

EMPLOYMENT AGREEMENT

This Agreement is entered into as of February 13, 2006 by and between Alien Technology Corporation (the “Company”) and Ronald Shelton (“Employee”).

1. Positions and Duties. Employee is currently employed as the Company’s Chief Financial Officer (“CFO”). It is currently contemplated that a successor CFO will be hired in the near future and that Employee will become a non-executive officer at that time. Employee agrees to perform his responsibilities to the reasonable satisfaction of the Company during the remainder of his employment, including assisting in the transition to the new CFO and timely and effectively performing all services assigned to him relating to the Company’s initial public offering. Employee further agrees that he shall not accept or perform any other employment or consulting services for any other person or entity during his employment with the Company. During his employment with the Company, Employee will devote his full business efforts and time to the Company.

2. At-Will Employment. Employee acknowledges and agrees that this Agreement does not affect his status as an at-will employee. Accordingly, the Company can terminate Employee’s employment at any time, with or without cause or notice. Unless terminated sooner, Employee further acknowledges and agrees that his employment with the Company will terminate on August 15, 2006 or such later time as mutually agreed between Employee and the Board of Directors or the successor CFO at the time (such date to be referenced herein as the “Termination Date”).

3. Compensation.

(a) Base Salary. The Employee will be paid an annualized base salary of $200,000 (the “Base Salary”), and shall remain eligible to receive an annual performance-based bonus, on a pro-rata basis. The Base Salary and any bonus that Employee may earn will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.

(b) S-1 Completion Bonus. Employee shall prepare the Company’s Form S-1 for filing with the Securities and Exchange Commission. If Employee prepares the Company’s Form S-1, to the reasonable satisfaction of the Company, by March 15, 2006, Employee will be entitled to a bonus payment of $75,000. The Company shall be under no obligation to file a Form S-1, and may elect to do so at the Company’s sole discretion.

(c) Stock Options. During Employee’s employment with the Company, his stock options will continue to vest in accordance with the current vesting schedules in Employee’s Senior Executive Stock Option Agreements, both dated January 5, 2005 (the “Stock Option Agreements”). In addition, if there is a Change of Control transaction during Employee’s employment (as defined in the Stock Option Agreements), then provided that Employee and the Company execute and do not revoke a Supplemental Release Agreement similar to the Release Agreement attached hereto as Exhibit A, Employee shall be entitled to receive the vesting acceleration benefits set forth in the Stock Option Agreements, subject to any and all conditions required for acceleration and except as provided in Sections 7(c) and (d) below.

4. Employee Benefits. Employee will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other employees of the Company, in accordance with the terms of such plans, policies and arrangements, as such plans, policies, and arrangements may exist from time to time.

5. Expenses. The Company will reimburse Employee for all reasonable travel, entertainment, and other expenses incurred by Employee in the furtherance of the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, provided that travel will be first class.

6. Termination of Employment. In the event that Employee’s employment with the Company terminates for any reason, Employee shall be entitled to: (a) all Base Salary accrued up to the effective date of termination, (b) all pay for accrued, unused vacation, if any, (c) exercise his vested stock options in accordance with the terms of the agreements governing such equity awards, and (d) all business expenses required to be reimbursed under the Company’s expense reimbursement policy. In addition, under certain circumstances as described in Section 7 below, Employee shall be entitled to the severance specified in Section 7; provided, however, that the severance specified in Section 7 will be reduced by any amounts, vesting, benefits and other consideration that Employee may be eligible to receive as severance or otherwise under any other agreement, plan or policy.

7. Severance.

(a) Termination at Termination Date. In the event that Employee’s employment with the Company terminates on the Termination Date, and conditioned upon Employee and the Company executing and not revoking a Supplemental Release Agreement similar to the Release Agreement attached hereto as Exhibit A within 21 days after the Termination Date, Employee shall receive: (i) a lump sum payment of one year of Employee’s annual Base Salary and the pro rata share of his annual bonus, and (ii) fifty percent (50%) acceleration of all unvested stock options granted pursuant to the Stock Option Agreements. The exercise of Employee’s vested shares shall continue to be governed by the terms and conditions of the Stock Option Agreements and the Company’s 1997 Stock Plan, except that all of Employee’s vested shares, including those that are vested by virtue of this Agreement, shall remain exercisable through December 31, 2006 or, if later, the fifteenth (15th) day of the third (3rd) month following the Termination Date.

(b) Termination Without Cause or Resignation for Good Reason. In the event that the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason (as such terms are defined in Section 9 below) prior to the Termination Date, and subject to Employee and the Company executing and not revoking the Supplemental Release Agreement described in Section 7(a) above within 21 days after the last day of Employee’s employment, Employee shall receive: (i) a lump sum payment of one year of Employee’s annual

Base Salary plus any additional salary that Employee would have earned had his employment continued through August 15, 2006; (ii) the pro rata share of his annual bonus through August 15, 2006, and (iii) acceleration of the unvested stock options granted pursuant to the Stock Option Agreements in an amount equal to what would have vested had Employee’s employment with the Company continued through the August 15, 2006 plus fifty percent (50%) of all remaining unvested shares subject to such award. The exercise of Employee’s vested shares shall continue to be governed by the terms and conditions of the Stock Option Agreements and the Company’s 1997 Stock Plan, except that all of Employee’s vested shares, including those that are vested by virtue of this Agreement, shall remain exercisable through December 31, 2006.

(c) Termination for Cause or Resignation without Good Reason. If Employee’s employment with the Company is terminated by the Company for Cause, or Employee resigns without Good Reason, then: (i) all further vesting of Employee’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (iii) Employee will not be eligible for any severance or Change of Control benefits or any portion of his annual bonus.

(d) Termination due to Death or Disability. If Employee’s employment terminates by reason of death or because he is unable to perform the essential functions of his position with or without reasonable accommodation, then Employee shall not be entitled to any severance or Change of Control benefits or any portion of his annual bonus.

(e) Benefits. Employee’s health insurance benefits will cease on the last day of the month in which his employment with the Company ends, subject to Employee’s right to continue his health insurance under COBRA. Except as provided above, Employee’s participation in all other benefits and incidents of employment, including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options, shall cease on the last day of his employment with the Company.

(f) 409A Compliance. Notwithstanding subsections 7(a) and (b), to comply with Internal Revenue Code Section 409A and only if the Company goes public prior to Employee’s termination, during the first six months after termination, Employee’s severance benefits will accrue, payable in a lump sum payment on the second day of the seventh month after termination.

8. Conditions to Acceptance of Agreement.

(a) Release Agreement. Employee acknowledges and agrees that this Agreement is conditioned on Employee timely signing and not revoking the Release Agreement attached as Exhibit A. This Agreement shall become void if Employee fails to timely sign or revokes the Release Agreement.

(b) Supplemental Release Agreement. In addition, Employee agrees to execute a Supplemental Release Agreement similar to the release contained in Exhibit A, covering the time period through the last date of employment under this Agreement; provided, however, that the Parties agree to modify the Supplemental Release Agreement to comply with any new laws which may become applicable. Employee shall not be entitled to receive any of the consideration set forth in Section 7 above is he fails to timely sign or revokes the Supplemental Release Agreement.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) Employee’s willful or grossly negligent failure to perform his assigned duties or responsibilities after at least 30 days’ notice from the Company describing his failure to perform such duties or responsibilities and a subsequent failure by Employee to cure the alleged performance issue(s), (ii) Employee engages in any act of dishonesty, fraud or misrepresentation which has an adverse effect on the Company, (iii) Employee violates any federal or state law or regulation applicable to the Company’s business, (iv) Employee breaches the Employment, Confidential Information, Invention Assignment and Arbitration Agreement that he signed with the Company, (v) Employee is convicted of a crime, admits or acknowledges guilt for any crime in any context, including in the context of a settlement or a “no contest” plea, or receives a Wells notice from the Staff of the Securities and Exchange Commission that the Staff intends to recommend that the Commission file an enforcement proceeding against Employee for violation of the federal securities laws; or (vi) Employee commits any act of moral turpitude. The Parties agree and acknowledge that none of the information known to the Company as of the date of this Agreement related to Alliance Semiconductor or the investigation by the SEC related in any manner to Alliance Semiconductor shall meet the definition of Cause under subsections (i), (ii), (iii), (iv) or (vi) of this provision.

(b) Good Reason. For purposes of the Agreement, “Good Reason” means the occurrence of any of the following events, without Employee’s consent: (i) a reduction in Employee’s Base Salary; (ii) failure to pay Employee the bonus provided for in Section 3(b) of this Agreement or any other bonus for which he is eligible; (iii) a reduction in Employee’s duties or responsibilities outside the context of Paragraph 1 of this Agreement; or (iv) the Company relocating Employee’s office, or the Company relocating its headquarters, in either case to a facility or location outside of a seventy five (75) mile radius of 18220 Butterfield Blvd., Morgan Hill, CA 95037; provided, however, that Employee only will have Good Reason if the event or circumstance constituting Good Reason specified above is not cured within thirty (30) days after Employee gives written notice to the Board.

10. Indemnification. The Indemnification Agreement dated January 5, 2005 between Employee and the Company (the “Indemnification Agreement”) shall remain in full force and effect. The Company agrees to reimburse Employee the portion of reasonable attorneys’ fees and costs required to have Matthew Jacobs and Brad Newman represent Employee in the Securities and Exchange Commission investigation entitled “Re the Matter of Alliance Semiconductor” and to advance Employee such fees and costs, subject to the Undertaking that Employee signed on November 2, 2005 (the “Undertaking”).

11. Confidential Information. The Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated January 20, 2005 between Employee and the Company (“Confidentiality Agreement”) shall remain in full force and effect.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel

Alien Technology Corporation

18220 Butterfield Blvd.

Morgan Hill, CA 95037

If to Employee:

at the last residential address known by the Company.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement or their interpretation, Employee’s employment by the Company, Employee’s prior service as an officer or director of the Company, or Employee’s compensation and benefits, shall be subject to binding arbitration in Santa Clara County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Confidential Information Agreement.

15. Integration; Amendment of “Cause” and “Constructive Termination” Definitions in the Stock Option Agreements. This Agreement will supersede all other agreements whether written or oral between the Company or any subsidiary and Employee, except the Confidentiality Agreement, the Indemnification Agreement, the Stock Option Agreements, the Company’s 1997 Stock Plan, and the Undertaking. To the extent that this Agreement differs from the Indemnification Agreement, the Stock Option Agreements or the Company’s 1997 Stock Plan, this Agreement constitutes an amendment of those Agreements and Plan, and shall govern and control. In addition, the definitions of “Cause” and “Constructive Termination” set forth in the Stock Option Agreements are hereby amended to be identical to the definitions of “Cause” and “Good Reason,” respectively, set forth in Section 9 of this Agreement (such that the definition of “Constructive Termination” in the Stock Option Agreements is hereby amended to be identical to the definition of resignation with Good Reason as set forth in Section 9(b) of this Agreement).

16. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Governing Law. This Agreement will be governed by the laws of the State of California, without regard for conflict of laws provisions.

18. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALIEN TECHNOLOGY CORPORATION:

/s/ Stavro Prodromou	Date: Feb 13, 2006
Stavro Prodromou
Chief Executive Officer
Alien Technology Corporation

EMPLOYEE:

/s/ Ronald Shelton	Date: 2/10/06
Ronald Shelton

[SIGNATURE PAGE TO R. SHELTON EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AGREEMENT

RECITALS

This Release Agreement (“Release Agreement”) is made by and between Ronald Shelton (“Employee”) and Alien Technology Corporation (“Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee is employed by the Company as its Chief Financial Officer (“CFO”);

WHEREAS, the Company and Employee entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated January 20, 2005 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee entered into an Indemnification Agreement dated January 1, 2005 (the “Indemnification Agreement”);

WHEREAS, the Company and Employee entered into a Senior Executive Stock Option Agreement dated January 5, 2005, granting Employee the option to purchase shares of the Company’s common stock (the “Option”) subject to the terms and conditions of the Company’s 1997 Stock Plan and the Senior Executive Stock Option Agreement (jointly the “Stock Option Agreements”);

WHEREAS, Employee signed an Undertaking on November 2, 2005, in which Employee agreed to repay the Company for legal fees and expenses advanced by the Company for Employee’s legal representation in the circumstances specified therein (the “Undertaking”);

WHEREAS, contemporaneously with the execution and delivery of this Release Agreement, the Employee entered into an Employment Agreement to provide services to the Company until August 15, 2006 or such later time as requested by the Board of Directors or the successor CFO at the time (the “Employment Agreement”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee’s employment with, or separation from, the Company.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration. In addition to the other consideration set forth below, the Company agrees to provide Employee the consideration set forth in the attached Employment Agreement.

2. Confidential Information. Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information, specifically including all non-public financial information that he acquired in connection with his employment with the Company. Employee shall return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the date Employee’s employment with the Company terminates.

3. Payment of Salary. Employee acknowledges and represents that up to the date of Execution of this Release, the Company has paid all salary, wages, bonuses, incentive compensation, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, vesting, outplacement costs, fees, commissions and any and all other benefits and compensation due to Employee up to the Effective Date of this Release Agreement.

4. Release of Claims. The Parties agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Company by Employee and to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the Company and listed affiliated persons and entities referred to collectively as “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and the other Releasees, and the Company hereby fully and forever releases Employee, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that either Party may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Release Agreement; and

(h) any and all claims for attorney’s fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release Agreement, Employee’s rights to receive severance as set forth in his February 13, 2006 Employment Agreement, or to Employee’s obligation under the Undertaking to repay the attorneys’ fees and expenses advanced by the Company. This release also does not extend to the Company’s right to pursue all available legal remedies against Employee for any intentional torts or acts for which criminal penalties are available.

5. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release Agreement. Employee acknowledges that the consideration given for this waiver and Release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Release Agreement;

(b) he has up to twenty-one (21) days within which to consider this Release Agreement;

(c) he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement;

(d) this ADEA waiver shall not be effective until the revocation period has expired; and,

(e) nothing in this Release Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6. Civil Code Section 1542. The Parties represent that they are not aware of any claims against each other or any of the Releasees. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of this Code section, agree to expressly waive any rights it/he may have thereunder, as well as under any other statute or common law principles of similar effect, except as to the Company’s right to pursue all available legal remedies against Employee for any intentional torts or acts for which criminal penalties are available.

7. No Pending or Future Lawsuits. The Parties represent that they have no lawsuits, claims, or actions pending in its/his name, or on behalf of any other person or entity, against the other Party or any of the other Releasees. The Parties also represent that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other Party or any of the Releasees.

8. Application for Employment. Employee understands and agrees that, as a condition of this Release Agreement, subsequent to the termination of his employment with the Company he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

9. Confidentiality. Except as provided by law, the Parties agree to maintain in complete confidence the existence of this Release Agreement, the contents and terms of this Release Agreement and the consideration for this Release Agreement (hereinafter collectively referred to as “Severance Information”). Except as required by law, the Parties may disclose Severance Information only to their outside auditors, executives/Board members on a “need to know” basis, internal financial functions on a “need to know” basis, immediate family members, the Court in any proceedings to enforce the terms of this Release Agreement, the Court or the Government if asked about the existence or substance of the Agreement, the Parties’ respective counsel, personal accountants, and any professional tax advisor to the extent that he or she needs to know the Severance Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Severance Information to all other third parties. The Parties agree that they will not publicize, directly or indirectly, any Severance Information.

10. No Cooperation. The Parties agree that they will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party or any of the Releasees, unless under a subpoena or other court order to do so. The Parties agree both to immediately notify the other Party upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the other Party. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against one another, the Party approached shall state no more than that it/he cannot provide counsel or assistance.

11. Breach. Employee acknowledges and agrees that any breach of sections 2, 4, 5, 6, or 12 of this Release Agreement by Employee shall constitute a material breach of this Release Agreement and shall require Employee to immediately return the consideration provided to Employee under this Release Agreement and entitle the Company to cease providing any consideration that has not yet been provided. This provision does not signify, and is not intended to signify, that a breach of any other section of this Release Agreement will not constitute a material breach.

12. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company and the other Releasees, or tortious interference with the contracts and relationships of the Company and the other Releasees. The Company’s current officers and directors agree to refrain from any defamation, libel or slander of Employee, or tortious interference with Employee’s contracts and relationships. All inquiries by potential future employers of Employee will be directed by Employee to the Company’s Human Resources Director. Upon inquiry to the Human Resources Director, the Company will state only the following: Employee’s last position and dates of Employment.

13. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the date his employment with the Company terminates, Employee shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company.

14. No Admission of Liability. The Parties understand and acknowledge that this Release Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties, previously or in connection with this Release Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party.

15. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation of this Release Agreement, except that the Company shall reimburse Employee for up to $5,000 of his reasonable attorneys’ fees and expenses incurred in connection with the review and negotiation of this Agreement.

16. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Release Agreement and the agreements incorporated herein by reference.

17. No Representations. Each party represents that it has consulted with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release Agreement.

18. Severability. In the event that any provision in this Release Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Release Agreement shall continue in full force and effect without said provision.

19. Entire Agreement. This Release Agreement, the Employment Agreement, the Confidentiality Agreement, the Indemnification Agreement, the Undertaking, and the Stock Agreements, represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release Agreement and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release Agreement and Employee’s relationship with the Company.

20. No Oral Modification. This Release Agreement may only be amended in writing signed by Employee and the Company’s Chief Executive Officer.

21. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Release Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

22. Governing Law. This Release Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

23. Effective Date. This Release Agreement will become effective after it has both been signed by both Parties and after seven days have passed since Employee signed the Release Agreement, assuming that Employee did not revoke the Release Agreement during that period (the “Effective Date”).

24. Counterparts. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a) They have read this Release Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Release Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Release Agreement.

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the dates set forth below.

Dated: Feb 13, 2006	By:	/s/ Stavro Prodromou
Stavro Prodromou, Chief Executive Officer ALIEN TECHNOLOGY CORPORATION

Dated: 2/10/06	By:	/s/ Ronald Shelton
Ronald Shelton, an individual